Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120866, 333-120867, 333-139543 and 333-139539 on Form S-8 of our report dated March 15, 2007, relating to the consolidated and combined financial statements and financial statement schedule of Neenah Paper, Inc. and subsidiaries (which report on the consolidated and combined financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of the Pulp and Paper Business of Kimberly-Clark Corporation and an explanatory paragraph relating to the adoption by Neenah Paper, Inc. and subsidiaries (the “Company”) of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006), our report dated March 15, 2007 related to  management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Neenah Paper, Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 15, 2007